Exhibit 99.3
AMENDMENT 2021-1
TO
NORDSTROM 401(k) PLAN
(January 1, 2021 Restatement)

The Nordstrom 401(k) Plan (the “Plan”) is hereby amended as follows, pursuant to Plan Sections 15.2 and 15.5.1, to reflect changes made consistent with the Bipartisan Budget Act of 2018 and to provide for matching contributions to be made with respect to catch-up contributions. These amendments will be effective as indicated below:

1.The first paragraph of Section 5.4.1 is amended effective January 1, 2021 by deleting that paragraph in its entirety and replacing it with the following:

5.4.1 Description of Matching Contributions. Effective January 1, 2021, the Employer shall make Matching Contributions with respect to Salary Deferrals, including Automatic Salary Deferrals made pursuant to Section 5.2.2(b) and Catch-Up Contributions made pursuant to Section 5.2.3, and the following formula:

2.The second sentence of Section 6.8.1 is amended effective January 1, 2021 by deleting that sentence in its entirety and replacing it with the following two sentences:

The Plan shall satisfy the nondiscrimination tests in Code § 401(k)(3) in accordance with Treasury Regulation section 1.401(k)-2 but only for Plan Years prior to January 1, 2021. The Plan shall satisfy the nondiscrimination tests in Code § 401(m) in accordance with Treasury Regulation section 1.401(m)-2.

3.Section 9.7.1 is amended effective February 18, 2021 by deleting that section in its entirety and replacing it with the following:

9.7.1 Maximum Amount. Withdrawals shall not exceed the value of the Participant’s Rollover Account, Elective Deferral Account, and Employer Profit Sharing Contributions Account on the date the withdrawal is processed. Prior to February 18, 2021, earnings in a Participant’s Elective Deferral Account were not included in determining the value of that account for purposes of a hardship withdrawal.

4.Paragraph (f) of Section 9.7.2 is amended effective January 1, 2019 by deleting that paragraph in its entirety and replacing it with the following:

(f) uninsured expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code § 165 (determined without regard to Code § 165(h)(5) and whether the loss exceeds 10% of the Participant’s adjusted gross income); or

5.Paragraph (b) of Section 9.7.3 is amended effective January 1, 2019 by deleting that paragraph in its entirety and replacing it with the following:

(b) Excepting hardship withdrawals made under Section 9.7.2(g), the Administrator shall require the Participant to provide written certification of the facts and circumstances establishing that Participant has met one of the hardship categories and may consider other relevant evidence. Such written certification shall require the Participant to represent that the financial need cannot reasonably be relieved: (1) through reimbursement or compensation by insurance or otherwise; (2) by liquidation of the Participant’s assets; (3) by other currently available distributions under the Plan and under any other plan maintained by the Employer or by any other employer; or (4) by borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need. A Participant’s need cannot reasonably be relieved by taking one of the above actions (1) through (4) if the effect would be to increase the amount of the need.

6.Section 9.7.3 is amended effective January 1, 2019 by addition of a new paragraph (d) at the end of that section in its entirety to read as follows:

(d) Prior to January 1, 2019, the Plan provided that if a Participant received a hardship withdrawal from the Plan, the Participant’s Elective Deferrals under the Plan would be suspended for 6 months from the date of the withdrawal. Effective January 1, 2019, the suspension requirement is removed.

7.Section 9.7.6 is amended effective January 1, 2021 by deleting that section in its entirety and replacing it with the following:

9.7.6 Ordering Rule. Hardship withdrawals are not available unless and until the Participant has first exhausted all other sources of funds to satisfy the hardship, including but not limited to other withdrawals available from this Plan. Notwithstanding the foregoing, a Participant shall not be required to take a loan under the Plan prior to receiving a hardship withdrawal. Hardship withdrawals will be made from all available sources in accordance with procedures adopted by the Plan Administrator.

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IN WITNESS WHEREOF, pursuant to proper authority, this Amendment 2021-1 has been executed on behalf of the Company this ______ day of December, 2021.

NORDSTROM, INC.

By: __________________________________
Farrell Redwine

Title: Chief Human Resources Officer